Exhibit 99.1
NEWS RELEASE
Basic Earth Named Among “Top 20 Fastest Growing” Companies by Oil & Gas Journal
Denver, Colorado, October 3, 2006 — Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that the September 4, 2006 issue of the Oil & Gas Journal (OGJ) named Basic among the Top 20 Fastest Growing companies for 2005 based on percentage growth in stockholder equity. The OGJ annually ranks U.S. based, publicly-traded oil and gas producers in its “OGJ200” article. Although primarily ranked in terms of assets, companies are additionally ranked on eleven other benchmarks including the fastest growing category. Basic was ranked 124th in terms of assets (up from 129th last year), 18th fastest growing and 88th in net income.
“While it is indeed nice to be recognized, 2005 seems a long time ago” commented, Ray Singleton, President of Basic. “Appropriately, our real attention is focused on opportunities that we are currently pursuing. Our Banks project in North Dakota and our other efforts in the Williston basin will be the foundation of our future results. At the same time, other areas still command our attention; Christmas Meadows in Utah is foremost among them. We are excited about the significance these opportunities could have on the Company’s reserves and future revenues.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarter ended June 30, 2006, in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.